Monaker Group, Inc. 8-K

Exhibit 10.1

SUBSIDIARY FORMATION AND FUNDING AGREEMENT

This Subsidiary Formation and Funding Agreement (this “Agreement”), dated and effective January 12, 2021 (the “Effective Date”), is entered into by and between Monaker Group, Inc., a Nevada corporation (“Monaker”), NextTrip Group, LLC, a Florida limited liability company (“NextTrip Group”), HotPlay Enterprise Limited, a British Virgin Islands company (“HotPlay”), Red Anchor Trading Corporation, a British Virgin Islands corporation and the principal stockholder of HotPlay (the “Principal Stockholder”) and T&B Media Global (Thailand) Company Limited, Tree Roots Entertainment Group Co., Ltd. and Dees Supreme Company Limited, the minority stockholders of HotPlay (collectively, the “Minority Stockholders,” and together with the Principal Stockholder, the “HotPlay Stockholders”).

WHEREAS, on July 23, 2020, Monaker entered into a Share Exchange Agreement dated July 21, 2020 (as amended, modified and restated from time to time, the “Exchange Agreement”)1 with HotPlay and the Hotplay Stockholders;

WHEREAS, a condition to closing the Exchange Agreement is that “all pre-existing operations of Monaker [are required to] be transferred into a newly formed, wholly-owned subsidiary of Monaker” (the “Transfer”);

WHEREAS, an additional condition to the closing of the Exchange Agreement is that the parties to the Share Exchange must “execute an agreement acceptable in form to Monaker and the Principal Stockholder providing for the operations of [NextTrip Group], including governance and funding requirements associated therewith, which shall be acceptable to Monaker” (the “Operating Agreement Requirement”); and

WHEREAS, Monaker, NextTrip Group, the HotPlay Stockholders and HotPlay desire to enter into this Agreement to set forth the terms and conditions relating to the Transfer, the Operating Agreement Requirement, and the funding and governance of NextTrip Group, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.           Transfer of Monaker’s Pre-Closing Assets and Operations to NextTrip Group.

(a)           Prior to the Closing2 of the transactions contemplated by the Exchange Agreement, Monaker shall transfer all of the assets, operations, material agreements, employees and goodwill of Monaker relating to travel operations and business (collectively, the “Travel Operations”) to NextTrip Group.

1 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000288/ex2-1.htm

2 As such term is defined in the Exchange Agreement.

Subsidiary Formation and Funding Agreement

(b)           NextTrip Group, pursuant to the Operating Agreement (defined below), shall be wholly-owned by Monaker at the time of Closing, such that, the only consequence of the Transfer shall be that Monaker’s pre-Closing Travel Operations will be held in NextTrip Group, which shall be an operating subsidiary.

(c)           The purpose of the Transfer is to insulate the Travel Operations from the remainder of Monaker’s post-Closing operations, and allow for Monaker’s pre-Closing management to continue to manage the Travel Operations post-Closing pursuant to the terms of the Operating Agreement.

(d)           The parties agree and confirm that none of such parties have any current plans, understandings or agreements, written or otherwise, to spin-out or transfer ownership of NextTrip Group, or the Travel Operations, out of Monaker.

(e)           All North American payroll for Monaker’s travel operations shall be paid through, and run by, NextTrip Group.

2.           Funding Obligations.

(a)           Promptly, and in any case within five (5) business days of the Closing, Monaker (which at that time will have acquired 100% ownership of HotPlay), shall transfer no less than $5.8 million (less pre-Closing Advances (defined below)) of the cash held on the books of HotPlay at the time of Closing to NextTrip Group (the “Initial Advance”). The Initial Advance shall be available for use by NextTrip Group to retire debt of NextTrip Group3, fund operations, further develop the Travel Operations, and for such other purposes which are approved by the Managers (as defined in the Operating Agreement) of NextTrip Group. “pre-Closing Advances” shall mean the aggregate amount of loans and advances actually made to Monaker by HotPlay in cash prior to the Closing, whether in connection with the HotPlay Loans (as defined in the Exchange Agreement) or otherwise. Unless otherwise agreed by the Managers of NextTrip Group, the Initial Advance shall be a 0% per annum interest loan, which shall be forgiven automatically upon the completion of any Spin-Off (as defined in the Operating Agreement (defined below)), unless otherwise approved by the Managers of NextTrip Group.

(b)           Monaker shall advance an additional $10 million to NextTrip Group in 2021, as agreed (the “Subsequent Advances”, and together with the Initial Advance, the “Advances”). The Subsequent Advances shall similarly not be a loan, but shall instead be deemed further capital contributions by Monaker to NextTrip Group.

(c)           Separate from the requirement to make the Advances, Monaker shall continue to fund all NextTrip Group expenses and operations, for so long as Monaker owns at least 50% of NextTrip Group, provided that NextTrip Group stays within 130% of the Approved Budget (as defined in the Operating Agreement)(the “Budget Threshold”) on an annual (calendar year) basis. In the event NextTrip Group exceeds the Budget Threshold in any calendar year, Monaker shall not be required to fund more than the Budget Threshold in such calendar year, but shall be required to fund the Approved Budget (in an amount of up to the then applicable Budget Threshold) in subsequent calendar years.

3 Notwithstanding the provisions of this Section 2, at the request of NextTrip Group, any portion of the Initial Advance may be used to retire debts which were continued to be held by Monaker post-Closing, relating to the Travel Operations or otherwise, which amounts shall reduce, on a dollar-for-dollar basis, the amount of the Initial Advance required to be funded to NextTrip Group.

Subsidiary Formation and Funding Agreement

(d)           Monaker will promptly pay for, or reimburse NextTrip Group for (at the option of NextTrip Group), all legal, audit, insurance, employee, administrative work, and other expenses paid or incurred by NextTrip on behalf of and at the request of Monaker after the Closing.

3.           NextTrip Group Requirements. NextTrip shall assume all of the contractual and other obligations and liabilities of Monaker incurred prior to Closing, provided that if such formal assumption is deemed too difficult or impracticable by NextTrip, or such formal assumption would trigger any defaults, required consents, or would be subject to any prerequisites, instead of formally assuming such obligations, NextTrip shall instead pay such obligations as they come due and pursuant to their terms (as such may be amended and modified from time to time).

4.           Equity Consideration. In the event that Monaker’s currently pending lawsuit with IDS, Inc. (“IDS”), results in IDS returning the 1,968,000 shares of restricted common stock of Monaker which were originally issued to IDS in August 2019 (the “IDS Shares”), NextTrip shall, with the approval of the Board of Directors of Monaker, which shall not be unreasonably withheld or delayed, be able to use, and have issued for its benefit, such number of shares of Monaker for acquisitions and strategic transactions which benefit NextTrip Group and the Travel Operations, at the request of the NextTrip Board of Directors.

5.           Operating Agreement. Prior to Closing, NextTrip shall adopt the Operating Agreement of NextTrip Group, LLC, in the form of Exhibit A hereto (the “Operating Agreement”), which form of Operating Agreement, and the terms thereof, are approved by each of the parties pursuant to their signatures below.

6.           Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

7.           Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a)           Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

Subsidiary Formation and Funding Agreement

(b)           The execution and delivery by such party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c)            Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

8.           Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

9.           Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

10.         Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law principles except to the extent that United States federal law preempts Florida law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

12.         Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Without limiting the prior sentence, the parties agree that this Agreement shall continue to bind Monaker following the Closing. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, each party shall assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

13.         Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Florida or any Florida state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Subsidiary Formation and Funding Agreement

14.         Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Monaker”

Monaker Group, Inc.

a Nevada corporation

/s/ William Kerby
William Kerby
Chief Executive Officer

“NextTrip Group”

NextTrip Group, LLC

a Florida limited liability company

By:	/s/ William Kerby

Its:	Manager

Printed Name:	Bill Kerby

Subsidiary Formation and Funding Agreement

“HotPlay Stockholders”

Red Anchor Trading Corporation

By:	/s/ Nithinan Boonyawattanapisut
Name:	Ms. Nithinan Boonyawattanapisut
Title:	Authorized Director

T&B Media Global (Thailand) Company Limited

By:	/s/ Jwanwat Ahriyavraromp		/s/ Pornsinee Chalermrattawongz
Name:	Mr. Jwanwat Ahriyavraromp	and	Mrs. Pornsinee Chalermrattawongz
Title:	Authorized Directors

Tree Roots Entertainment Group Co., Ltd.

By:	/s/ Jwanwat Ahriyavraromp		/s/ Pornsinee Chalermrattawongz
Name:	Mr. Jwanwat Ahriyavraromp	and	Mrs. Pornsinee Chalermrattawongz
Title:	Authorized Directors

Dees Supreme Company Limited

By:	/s/ Warunya Punawakul		/s/ Vithit Arparpardh
Name:	Ms. Warunya Punawakul	and	Mr. Vithit Arparpardh
Title:	Authorized Directors

“HotPlay”

HotPlay Enterprise Limited

a British Virgin Islands company

By:	/s/ Athid Nanthawaroon		/s/ Nithinan Boonyawattanapisut
Name:	Mr. Athid Nanthawaroon	and	Ms. Nithinan Boonyawattanapisut
Title:	Authorized Directors

Subsidiary Formation and Funding Agreement

Exhibit A

NextTrip Group, LLC Operating Agreement